SEVERANCE AND CHANGE IN CONTROL AGREEMENT

AGREEMENT by and among First Security Group, Inc. a Tennessee corporation having its principal offices in Chattanooga, Tennessee ("First Security"), Frontier Bank ("Bank"), which is a wholly owned subsidiary of First Security, and Larry R. Belk (the "Executive"), dated as of the 16 th day of May, 2003.

The parties desire to enter into an agreement in the manner set forth with respect to certain aspects of the Executive’s employment by Bank.

NOW THEREFORE , in consideration of the mutual covenants contained herein, First Security, Bank and the Executive agree as follows:

Section 1   Effective Date and Term.

The effective date (the "Effective Date") of this Agreement shall be May 16, 2003. The term of this Agreement shall begin on the Effective Date and continue for so long as Executive shall remain employed by First Security, Bank or any other subsidiary bank or other direct or indirect subsidiary of First Security (individually a "Subsidiary" and collectively the "Subsidiaries"). For purposes of this Agreement, "Term" shall mean the term of this Agreement as set forth in this Section 1.

Section 2   Termination Benefits.

In the event Executive's employment by Bank or any other Subsidiary is terminated involuntarily without Cause (as defined hereinafter), the Executive shall be entitled to the following benefits (except as otherwise provided in Section 3):

(a)   (i)    Lump Sum Payment . First Security shall pay the Executive a lump sum cash payment within thirty (30) days of the Termination Date equal to the sum of (A) his then current annual base salary ("Annual Base Salary"); and (B) the "target" annual incentive as set forth in the then current First Security Group, Inc. Incentive Compensation Plan (or successor thereto);

(ii)   Medical Plan Continuation . First Security shall, at its expense, continue to make available coverage to the Executive (and Executive’s dependents) under the applicable medical plan (which may include dental, vision, and general health coverage), on the same terms and conditions as are available to active employees of First Security and the Subsidiaries, for the twelve (12) month period commencing on the Termination Date. If, because the Executive is no longer an employee of First Security, Bank or any other Subsidiary, First Security shall be unable to make available coverage under the medical benefit plan required to be made available pursuant to this subsection (ii) to the

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Executive or to the Executive’s dependents, First Security shall pay to the Executive a lump sum cash payment within sixty (60) days of the Termination Date equal to the aggregate amount First Security would have paid over the twelve (12) month period described above as its portion of the cost of providing the medical plan coverage described above and based on the level of coverage that the Executive had in place as of the Termination Date. The lump sum shall be determined and payable as an amount that is not reduced by calculating the present value of the stream of payments that First Security would have made over the twelve (12) month period if such coverage had been available.

(iii)  Long Term Incentive Plan . The Executive shall be provided the payment or benefit on account of a termination of employment without Cause as such payment relates to any accrued or vested long-term incentives provided to him in accordance with the terms of the Second Amended and Restated 1999 Long-Term Incentive Plan of First Security Group, Inc., the First Security Group, Inc. 2002 Long-Term Incentive Plan, and any successor to either plan.

(iv)  Retirement Benefit Plan . The Executive shall be provided the payment or benefit on account of a termination of employment without Cause as such accrued or vested payment or benefit relates to or is from any supplemental retirement plan established on or after the Effective Date, and any successor to such plan, in accordance with the terms of the applicable plan.

(b)   Cause. Cause shall mean:

(i)     the Executive’s documented material breach of any code of ethics, lending policy, personnel policy or other relevant policy of First Security, Bank or other Subsidiary by which Executive may be employed.
(ii)    documented material misconduct by the Executive in the performance of job responsibilities,
(iii)   documented public conduct by the Executive which brings, causes or results in embarrassment, ridicule or other undesirable publicity to the Executive or to First Security, Bank or other Subsidiary, or
(iv)   the Executive’s conviction of a felony involving acts of moral turpitude, theft involving misappropriation of funds or unlawful business conduct.

For purposes of this provision, "documented" shall mean a written finding by the Executive Committee of the First Security Board of Directors (the "Board"), after review of the facts and circumstances, that the Executive has engaged in the conduct described in clauses (i), (ii) or (iii) above.

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Section 3   Change in Control Benefits

The Executive shall be entitled to receive the benefits described in this Section 3 following a Change in Control.

The Executive shall be entitled to receive the benefits described in this Section 7 following a Change in Control.

(a)   Payments and Benefits Provided.

(i)    Lump Sum Payment . First Security shall pay the Executive a lump sum cash payment within thirty (30) days of the effective date of the Change in Control (the "Change in Control Date") equal to three (3) times the sum of (A) the current Annual Base Salary, determined without regard to any proposed or actual reduction in Annual Base Salary that is is a Good Reason reduction under Section (Section (b)(ii); and (B) the greater of (x) the highest of the last three (3) years incentive payments made to the Executive under any First Security Group, Inc. Incentive Compensation Plan (or successor thereto) or (y) the "target" annual incentive as set forth in the then current First Security Group, Inc. Incentive Compensation (or successor thereto).

(ii)   Annual Incentive Lump Sum Payment . First Security shall pay the Executive a lump sum cash payment within thirty (30) days of the Change in Control Date equal to the "target" annual incentive as set forth in the then current First Security Group, Inc. Incentive Compensation Plan (or any successor thereto), multiplied by a fraction, the numerator of which is the number of days in the calendar year that the Executive was employed by First Security up to and including the Change in Control Date and the denominator of which is 365; provided, however, that in the event that the then current First Security Group, Inc. Incentive Compensation Plan (or successor thereto) provides for a payment in the event of a Change in Control, the Executive shall receive the higher of the payment determined under this clause (ii) or the plan document.

(iii)  Medical Plan Continuation . If Executive's employment is terminated by First Security, Bank or any other Subsidiary without Cause or if Executive terminates his employment by First Security, Bank or any other subsidiary for Good Reason during the twelve (12) month period following a Change in Control shall, at its expense, continue to make available coverage to the Executive (and Executive’s dependents) under the applicable medical plan (which may include dental, vision, and general health coverage), on the same terms and conditions as are available to active employees of First Security, for the twelve (12) month period commencing on the effective date of the termination of

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Executive's employment (the "Termination Date"). If, because the Executive is no longer an employee of First Security, Bank or any other Subsidiary shall be unable to make available coverage under the medical benefit plan required to be made available pursuant to this subsection (iii) to the Executive or to the Executive’s dependents, First Security shall pay to the Executive a lump sum cash payment within sixty (60) days of the Termination Date equal to the aggregate amount First Security would have paid over the twelve (12) month period described above as its portion of the cost of providing the medical plan coverage described above and based on the level of coverage that the Executive had in place as of the Termination Date. The lump sum shall be determined and payable as an amount that is not reduced by calculating the present value of the stream of payments that First Security would have made over the twelve (12) month period if such coverage had been available.

(iv) Long Term Incentive Plan . The Executive shall be provided the payment or benefit on account of a Change in Control as such payment relates to any accrued or vested long-term incentives provided to him in accordance with the terms of the Second Amended and Restated 1999 Long-Term Incentive Plan of First Security Group, Inc., the First Security Group, Inc. 2002 Long-Term Incentive Plan, and any successor to either plan.

(v)  Retirement Benefit Plan. The Executive shall be provided the payment or benefit on account of a Change in Control as such accrued or vested payment or benefit relates to or is from any supplemental retirement plan established on or after the Effective Date, and any successor to such plan, in accordance with the terms of the applicable plan.

(b)   Definitions . For purposes of applying this Section, the following definitions shall apply:

(i)     "Change in Control" means and includes the occurrence of any one of the following events but shall specifically exclude a Public Offering:

A.   individuals who, on the Effective Date, constitute the Board (the "Incumbent Directors"), cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after the Effective Date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of First Security as a result of an actual or threatened election contest with respect to the election or removal

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of directors ("Election Contest") or other actual or threatened solicitation of proxies or consents by or on behalf of any "person" (such term for purposes of this definition being as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 ("Exchange Act") and as used in Section 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Board ("Proxy Contest"), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or

B.    any person is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of either (I) 20% or more of the then-outstanding shares of common stock of First Security ("Company Common Stock") or (II) securities of First Security representing 20% or more of the combined voting power of First Security’s then outstanding securities eligible to vote for the election of directors ("Company Voting Securities"); provided, however, that for purposes of this clause (B), the following acquisitions shall not constitute a Change of Control: (w) an acquisition directly from First Security, (x) an acquisition by First Security or a subsidiary of First Security, (y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by First Security or any subsidiary of First Security, or (z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in clause (C), below); or

C.    the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving First Security or a subsidiary of First Security which requires the approval of the Federal Reserve Board, Federal Deposit Insurance Corporation, the Tennessee Department of Financial Institutions, the Georgia Department of Banking and Finance, the Comptroller of the Currency and/or any other state or federal regulator of federally insured financial institutions (a "Reorganization"), or the sale or other disposition of all or substantially all of First Security’s assets (a "Sale") or the acquisition of assets or stock of another corporation (an "Acquisition"), unless immediately following such Reorganization, Sale or Acquisition: (I) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as

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the case may be, of the corporation resulting from such Reorganization, Sale or Acquisition (including, without limitation, a corporation which as a result of such transaction owns First Security or all or substantially all of First Security’s assets or stock either directly or through one or more subsidiaries, the "Surviving Corporation") in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be, and (II) no person (other than (x) First Security or any subsidiary of First Security, (y) the Surviving Corporation or its ultimate parent corporation, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) is the beneficial owner, directly or indirectly, of 20% or more of the total common stock or 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Corporation, and (III) at least a majority of the members of the board of directors of the Surviving Corporation were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (I), (II) and (III) above shall be deemed to be a "Non-Qualifying Transaction"); or

D.   approval by the stockholders of First Security of a complete liquidation or dissolution of First Security.

(ii)   "Good Reason" shall mean the Executive’s voluntary termination of employment after any one or more of the following events has occurred and not been corrected within fifteen (15) days of written notice from the Executive to the Employer, unless the Executive consents to the event in writing delivered to the Board:

A.   assigning the Executive to any duties materially inconsistent with the Executive’s position, duties or responsibilities immediately prior to the termination;

B.    a material reduction in the Executive’s title or material change in reporting responsibilities immediately prior to the termination;

C.    a reduction in the Executive’s Annual Base Salary of ten percent (10%) or more as in effect immediately prior to the termination (or as the same may be increased from time to time), unless any change to any such Annual Base Salary affects all of the individuals whose positions are considered comparable to Executive’s, determined immediately prior to the termination;

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D.    requiring the Executive to re-locate to an office at a location more than thirty (30) miles from the physical facility of First Security, Bank or any other Subsidiary at which the Executive performed services as an employee immediately prior to the termination; and

E.    First Security (or its successor), Bank or other Subsidiary failing to provide the Executive with substantially the same welfare benefits, perquisites, retirement benefits and other employee programs, as were provided to Executive immediately prior to the termination (unless any change to any such program affects all of the individuals whose positions are considered comparable to Executive’s, determined immediately prior to the termination).

(iii)  "Public Offering" means the effective time and date of a registration statement filed by First Security under the Securities Act of 1933, for a public offering or any class or series of First Security’s equity securities.

Section 4   Additional Payment

(a)   Gross-Up Payment . In the event that any payment or distribution by First Security to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment"), would result in all or a portion of such payment to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, (the "Excise Tax"), then the Executive shall be entitled to receive an additional payment ("Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including without limitation any income taxes (and any interest and penalties imposed with respect to such taxes), and Excise Tax imposed on the Gross-Up Payment, the Executive retains an amount equal to the Excise Tax imposed on the Payments. Notwithstanding the foregoing, if the Payments do not exceed 110% of the greatest amount that could be paid to the Executive without incurring the Excise Tax, then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, will be reduced to the level that does not incur the Excise Tax.

(b)   Calculation of Gross-Up Payment . All determinations required to be made under this Section 4 shall be made by First Security’s independent auditors or such other certified public accounting firm reasonably acceptable to the Executive as may be designated by First Security (the "Accounting Firm"), which shall provide detailed supporting calculations both to First Security and the Executive within a reasonable period of time of receipt of notice from First Security that a Payment has been made. First Security shall bear all fees and expenses of the Accounting Firm. Any Gross-Up Payment shall be paid by

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First Security to or on behalf of the Executive no later than the due date for the payment of the Excise Tax and no earlier than the date of receipt of Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding on First Security and the Executive.

(c)   Process for Addressing Contested Payments . The Executive shall notify First Security in writing of any claim by the Internal Revenue Service that if successful, would require the payment by First Security of a Gross-Up Payment. The Executive shall provide the notice as soon as practicable but no later than ten (10) business days after he is informed in writing of the claim. The Executive shall not pay the claim prior to the expiration of the 30-day period following the date on which the Executive gives notice of the claim to First Security. If First Security notifies the Executive in writing prior to the expiration of the 30-day period that it desires to contest the claim, the Executive shall: (i) give First Security any information reasonably requested by First Security relating to the claim; (ii) take any action in connection with contesting the claim as First Security reasonably requests in writing from time to time, including, without limitation, accepting legal representation with respect to the claim by an attorney reasonably selected by First Security; (iii) cooperate with First Security in good faith to effectively contest the claim; and (iv) permit First Security to participate in any proceedings relating to the claim.

First Security shall bear and pay directly all costs and expenses incurred in connection with the contest and shall indemnify and hold the Executive harmless for any Excise Tax or income tax (including any interest or penalties related to such taxes) imposed as a result of the representation by legal counsel described above or as a result of payment of the costs and expenses.

First Security shall control all proceedings taken in connection with the contest and may pursue or forgo any or all administrative appeals, proceedings, hearings and conferences with the taxing authority with respect to the claim and may either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute the contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as First Security shall determine; provided, however, that if First Security directs the Executive to pay such claim and sue for a refund, First Security shall advance the amount such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless from any Excise Tax or income tax (including interest or penalties related to such taxes) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the

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Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.

First Security’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)   Underpayments and Overpayments.

(ii)   Underpayment . In the application of this section, the amount of Gross-Up Payments that are made based on the initial determination of the Accounting Firm may not equal the total amount of Gross-Up Payments that ultimately must be provided. In the event that First Security exhausts its remedies pursuant to this section and the Executive is required to make a payment of any Excise Tax after the initial Gross-Up Payment has been provided, the Accounting Firm shall determine the amount of the total Gross-Up Payment that should have been provided. First Security shall promptly pay to or on behalf of the Executive the difference between the initial Gross-Up Payment previously provided and the final amount of the Gross-Up Payment.

(ii)   Overpayment . The Executive shall promptly pay to the Company any Gross-Up Payment (together with any interest paid or credited thereon and after applicable taxes have been netted from the gross amount) in the event that the Executive becomes entitled to a refund on such payment. The Executive shall not be required to repay any Gross-Up Payment to which the Executive could become entitled to a refund but for which First Security does not contest for such refund.

Section 5   Covenant not to Compete; Non-Solicitation; Confidential Information.

(a)   Covenant not to Compete . During the Term of this Agreement and for a period of twelve (12) months after the Termination Date, the Executive shall not directly or indirectly own, manage, operate, join, control, or participate in the ownership, management, operation or control of, or be employed in a position comparable to the Executive’s position at First Security immediately prior to the Termination Date, any competing business, whether for compensation or otherwise, without the prior written consent of First Security. For the purposes of this Agreement, a "competing business" shall be any business that is a federally insured financial institution, or affiliate of such institution in the territory described on Exhibit A attached hereto. Notwithstanding the foregoing, Ownership as a passive investment of not more than five percent (5%) of the issued and outstanding voting securities

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of a competing business strictly for investment purposes shall not be a violation of this Section 5.

(b)   Non-Solicitation . During the Term of this Agreement and for a period of twelve (12) months after the Termination Date, the Executive shall not, directly or indirectly, (i) solicit, without the prior written consent of First Security, anyone or any entity that is a customer of First Security as of the Termination Date or was a customer of First Security during the twelve (12) month period ending on the Termination Date, for the purpose of providing any banking services or products that First Security provided (or could have provided) to such customer; and (ii) without the prior written consent of First Security, (A) solicit the employment of any person employed by First Security at any time during the twelve (12) months prior to the Termination Date, (B) become associated with any person or entity which employs, is provided services by or otherwise has any contractual relationship with any person, employed by First Security in any senior management capacity during the twelve (12) months prior to the Termination Date or (C) otherwise disrupt, impair, damage, or interfere with First Security’s relationship with its employees.

(c)   Confidential Information . The Executive acknowledges that as an employee of First Security, he will be making use of, acquiring and adding to confidential information of a special and unique nature and value relating to First Security and its strategic plan and financial operations. The Executive also recognizes and acknowledges that all confidential information is the exclusive property of First Security, is material and confidential, and is critical to the successful conduct of the business of First Security. The Executive agrees that he shall not at any time disclose to any other person (except as required by applicable law or in connection with the performance of his duties and responsibilities hereunder), or use for his own benefit or gain, any confidential information of First Security obtained by him incident to his employment with First Security. The term "confidential information" includes, without limitation, financial information, business plans, prospects and opportunities (such as relationships, product developments, or possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of First Security but does not include any information which has become part of the public domain by means other than the Executive’s nonobservance of his obligations hereunder.

(d)   Remedies for Violations of Section 5 .

(i)    Cessation of Payments and Repayment of Payments. The Executive acknowledges that all payments to be made in accordance with this Agreement while employed by First Security, and that all payments to be

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made in accordance with this Agreement upon termination of employment with First Security, are conditioned upon the Executive fulfilling the covenants contained in this Section. The Executive and First Security acknowledge that this Agreement would not have been entered into and the benefits described in Sections 2 and 3 would not have been promised in the absence of the Executive’s promises under this Section. The Executive also acknowledges that First Security may require repayment of any payments made in accordance with Section 2 or 3 upon any violation by the Executive of the covenants contained in this Section 5 and that First Security may cease any payments that are to be provided but have not been made prior to such violation; provided, however, that for purposes of this subsection (d)(i), the date as of which a violation of this Section 5 shall be deemed to have occurred shall be the date determined by a court of equity or law.

(ii)  Additional Remedies . In addition to cessation or repayment of payments described in subsection (d)(i), above, the Executive acknowledges and agrees that First Security shall have no adequate remedy and could be irreparably harmed if the Executive breaches or threatens to breach any of the provisions of this Section 5. The Executive agrees that First Security shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of this Section 5, and to specific performance of each of the terms hereof in addition to any other legal or equitable remedies that First Security may have. The Executive agrees that he shall not, in any equity proceeding relating to the enforcement of the terms of this Section 5, raise the defense that First Security has an adequate remedy at law.

(iii)  Separate and Enforceable Provisions . The terms and provisions of this Section 5 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. The parties acknowledge that the potential restrictions on the Executive’s future employment imposed by this Section 5 are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 5 unreasonable in duration or geographic scope or otherwise, the Executive and First Security agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

(e)   First Security, Banks and Subsidiaries . For purposes of this Section 5, the term "First Security" shall also include Bank and all other Subsidiaries.

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Section 6   Conflicting Agreements.

The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which he is a party or is bound, and that he is not now subject to any covenants against competition or similar covenants which would affect the performance of his obligation hereunder.

Section 7   Payments; Withholding.

Payments due to Executive by First Security under any provision of the Agreement may be made by Bank in full satisfaction of such payment obligation. All payments made by First Security or Bank under this Agreement shall be net of any tax or other amounts required to be withheld under applicable law.

Section 8   Superseding Prior Agreements.

This Agreement shall supersede any other employment, severance or change of control agreement between the parties with respect to the subject matter thereof.

Section 9   Arbitration of Disputes.

Except as otherwise provided in Section 5, any controversy or claim between the parties arising from or relating to this Agreement or any breach thereof shall be settled by arbitration administered by the American Arbitration Association ("AAA") in accordance with its Commercial Arbitration Rules unless such controversy or claim is specifically excepted from arbitration herein. Any judgment on any award rendered pursuant to any arbitration proceeding conducted in accordance with this Agreement may be entered and enforced in any court having jurisdiction thereof. The parties agree to keep the subject matter of any arbitration proceeding, the information exchanged in connection with any arbitration proceeding and the results of any arbitration proceeding completely confidential, except as necessary to acquire sources of proof for the arbitration proceeding and to enforce any arbitration award. Unless otherwise agreed in writing, any arbitration proceeding shall be conducted by a panel of three neutral arbitrators (the "Arbitration Panel") chosen in accordance with the AAA's Commercial Arbitration Rules. Any arbitration proceeding held under this Agreement shall be conducted in Chattanooga, Tennessee unless otherwise agreed.

Section 10   Assignment; Successor and Assigns, etc.

Neither First Security, Bank nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party, and without such consent any attempted transfer or assignment shall be null and of no effect; provided, however, that First Security shall assign its rights under this Agreement in the event First Security shall hereafter effect a

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reorganization, consolidate with or merge into any other entity, or transfer all or substantially all of its properties or assets to any other entity; and provided further that Bank's interest in this Agreement and the interest of any subsequent assignee under this clause shall automatically be assigned, without the necessity for consent or other action on the part of any party, to First Security or any Subsidiary which may employ Executive at any time after the Effective Date. This Agreement shall inure to the benefit of and be binding upon First Security, Bank and Executive, their respective successors, executors, administrators, heirs and permitted assigns.

Section 11   Enforceability.

If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

The failure of Executive, First Security or Bank to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive, First Security or Bank may have hereunder, including without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

First Security shall pay all legal fees, consulting fees and other related expenses incurred by the Executive in seeking to obtain or enforce payment, benefit or right provided in this Agreement; provided, however, that the Executive shall be required to repay any such amounts to First Security to the extent that an arbitrator or a court of competent jurisdiction issues a final, unappealable order setting forth a determination that the position taken by the Executive was frivolous or advanced in bad faith.

Section 12   Waiver.

No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

Section 13   Notice.

Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to the Executive at the last known address the Executive

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has filed in writing with First Security or, in the case of First Security or Bank, at the main offices of First Security, attention of the Chairman of the Compensation Committee of the Board.

Section 14   Amendment.

This Agreement may be amended or modified only by a written instrument signed by the Executive and by duly authorized representatives of First Security and Bank.

Section 15   Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, without reference to principles of conflicts of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force and effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

IN WITNESS WHEREOF , this Agreement has been executed as a sealed instrument by First Security Group, Inc., by its duly authorized representative, by Frontier Bank, by its duly authorized officer, and by the Executive, effective as of the date first above written.

FIRST SECURITY:
FIRST SECURITY GROUP, INC.

By:	/s/ Doyle Ray Marler

D. Ray Marler, Chair, Compensation Committee

BANK:
FRONTIER BANK

By:	/s/ Rodger B. Holley

Chairman of the Board

EXECUTIVE:

By:	/s/ Larry R. Belk

Larry R. Belk

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EXHIBIT A

Monroe County, Tennessee and all contiguous counties*

*Should Executive be employed by a Subsidiary other than Bank, Exhibit A shall be automatically amended so as to cover the home county of such Subsidiary and all contiguous counties thereto. Should Executive be employed by First Security, Exhibit A shall be automatically amended so as to cover all counties of all states in which First Security, Bank or any other Subsidiary has any branch, office or other physical presence.

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